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                                 EXHIBIT 11
                                 ----------

                       COMPUTATION OF EARNINGS PER SHARE

                                             Three Months Ended March 31,
                                                1996               1995
                                                ----               ----
(Amounts in thousands, except per share data)

PRIMARY
  Average shares outstanding                    21,367            11,068
  Net effect of dilutive stock options-
    based on the treasury stock method
    using average market price                     233                35
                                                ------            ------
                             TOTAL              21,600            11,103
                                                ======            ======
Net income                                     $ 2,110           $   560
Per share amount                                   .10               .05
                                                ======            ======

FULLY DILUTED
  Average shares outstanding                    21,367            11,068
  Net effect of dilutive stock options-
     based on the treasury stock method using
     the period-end market price, if higher
     than the average market price                 336                40
                                                ------            ------
                             TOTAL              21,703            11,108
                                                ======            ======

Net Income                                     $ 2,110           $   560
Per Share Amount                                   .10               .05
                                                ======            ======


Since the effect of full dilution is not material, such amount is not included in the Quarterly Report to Shareholders.